Exhibit 99.1

AMENDMENT TO EXECUTIVE EMPLOYMENT CONTRACT

This Amendment to Executive Employment Contract (this “Amendment”), dated as of the 18th day of December, 2008, is entered into by and among PMC Commercial Trust, a Texas Real Estate Investment Trust (the “Company”), and       (“Executive”). Each of the Company and Executive are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms not otherwise defined in this Amendment shall have the meaning set forth in the Employment Agreement (as defined below).

WHEREAS, the Company and the Executive entered into that certain Executive Employment Contract effective as of June 16, 2008 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

a. The Employment Agreement shall be amended by adding the following new Section 18 to the end thereof, to be and read as follows:

“18. Application of Section 409A of the Code.

(a) General. To the extent applicable, it is intended that this Employment Agreement comply with the provisions of Section 409A of the Code, so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to the Executive. This Employment Agreement shall be construed, administered, and governed in a manner consistent with this intent and the following provisions of this paragraph shall control over any contrary provisions of this Employment Agreement.

(b) Restrictions on Specified Executives. If the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and delayed payment of any amount or commencement of any benefit under this Employment Agreement is required to avoid a prohibited distribution under Section 409A(a)(2) of the Code, then, to such extent as required, deferred compensation payable hereunder in connection with the Executive’s termination of employment will be delayed and paid, with interest at the short term applicable federal rate as in effect as of the termination date, in a single lump sum six months and one day thereafter (or if earlier, the date of the Executive’s death). The Compensation Committee of the Board shall determine whether the Executive is a “specified employee” based on the procedures adopted by the Company in writing, which procedures shall comply with the applicable limitations under Section 409A of the Code, and the rules prescribed in Treasury Regulation §1.409A-1(i).

(c) Separation from Service. Amounts payable hereunder upon the Executive’s termination or severance of employment with the Company that constitute deferred compensation under Section 409A of the Code shall not be paid prior to the Executive’s “separation from service” within the meaning of Section 409A of the Code.

(d) Installments. For purposes of Section 409A of the Code, any right to a series of installment payments under this Employment Agreement shall be treated as a right to a series of separate payments so that each payment is designated as a separate payment for purposes of Section 409A of the Code.

(e) Reimbursements. All reimbursements and in-kind benefits provided under this Employment Agreement which constitute a payment of nonqualified deferred compensation under Section 409A of the Code, shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirements that:

(i) any reimbursement is for expenses incurred during an extended period of time following termination of employment;

(ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and

(iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(f) References to Section 409A. References in this Employment Agreement to Section 409A of the Code include both that section of the Code itself and any guidance promulgated thereunder.

(g) Application of Section 409A. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Employment Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such section.”

This Amendment may be executed in two or more counterparts.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

PMC COMMERCIAL TRUST

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